September 2, 1999




The Board of Directors
Canisco Resources, Inc.
300 Delaware Avenue
Suite 714
Wilmington, DE 19801

Dear Directors,

I appreciate the time that Joe Quick and Tom McShane spent with me reviewing the current situation at Canisco Resources, Inc., to be referred to as "Canisco" or "the Company" throughout the remainder of this letter. I understand and respect the concern that was expressed on behalf of the interests of the stockholders of Canisco over the declining financial performance.

I also thank you for the opportunity to propose my services to assist the Company at this time. As we discussed, I am a principal in McShane Group which has considerable experience in working with financially troubled companies. Accordingly, I am confident in our ability to provide the assistance that Canisco requires at this time.

The purpose of this letter is to set forth the terms and to confirm the engagement of myself and McShane Group to provide financial and management consulting services to Canisco.


ENGAGEMENT SCOPE

McShane is being engaged to provide executive leadership to the management of the business affairs of Canisco. In addition to the management of the day-to-day business of Canisco, McShane will evaluate the overall strengths and weaknesses and the options available to the Company and make recommendations to the Board of Directors. Options to be evaluated will include business turnaround, raising additional capital and sale of the business.

Our objective is to develop strategies and action plans that address the current problems facing the Company and to assist in the achievement of the highest enterprise value of Canisco for the stockholders and other stakeholders.


McShane shall provide as an interim executive manager, Jimmie L. Huitt, Jr. ("President") to serve as Chief Executive Officer and President. He shall be responsible for the overall management of the business affairs of Canisco and such other duties as directed by the Board of Directors of Canisco ("Board of Directors"). Mr. Huitt shall devote an average of 4 days per week to his duties hereunder.

McShane will additionally provide, to the extent determined necessary by the President and the Board of Directors, management and consulting services by other McShane Group consultants to support Mr. Huitt in developing and implementing plans for the management of Canisco.

It is understood that the President, as a principal of McShane Group, may, without the prior written consent of the Board of Directors, engage, from time to time, in other business activities of McShane provided that those activities do not interfere with the President's responsibilities to Canisco.


FEE STRUCTURE AND STAFFING

Time Charges: A basic management fee of $30,000 per month will be charged for the interim President's services to be provided by Mr. Huitt. He will be assisted by other McShane Group consultants as needed. Other consultants fees will be charged on an hourly basis at rates ranging from $225 to $150 per hour. Total monthly fee shall not exceed $45,000 without prior approval of the Turnaround Committee of the Board of Directors.

Engagement Expenses: Out-of-pocket costs, including travel and lodging will be passed along without mark-up.

Operations Improvement Success Fee: In addition to time charges Canisco agrees to grant Stock Appreciation Rights to McShane upon the execution of this agreement as follows:

? 50,000 shares exercisable at $1.50 per share for a period extending 1 year after termination of this agreement upon acceptance of a turnaround plan by the Board of Directors.
? 50,000 shares exercisable at $1.50 per share for a period extending 1 year upon substantial implementation of the plan. ? 50,000 shares exercisable at $1.50 per share for a period extending 1 year after termination of this agreement at the absolute discretion of the Board of Directors.


Payment Terms: Invoices are prepared on the 15th and last days of each month. Payment is due when submitted. A $30,000 retainer will be required to initiate the engagement. The retainer will be held and applied to final engagement invoices.



OTHER MATTERS

The Company or McShane Group may terminate this Agreement with or without cause with thirty days notice.

Canisco shall defend and indemnify McShane and its officers, directors, stockholders, employees, and subcontractors from and against any and all claims, liabilities or damages arising as a result of McShane's performance of its duties, including any Canisco shareholder actions, hereunder except to the extent the liability or damages are attributable to the gross negligence or willful act or omission of McShane. Canisco will reimburse McShane and any other party entitled to be indemnified hereunder for all reasonable and necessary expenses (including reasonable fees of counsel) as they are incurred by McShane or any such other indemnified party in connection with investigating, preparing for or defending any such action or claim. This provision shall survive the termination of this agreement. Additionally Canisco represents that it currently has in force a $5 million officers and directors liability policy.

We do not anticipate any future issues to arise between us, but it is always prudent to provide an amicable process to resolve any that may occur. Therefore, we mutually agree that we will use all reasonable efforts to resolve amicably any controversy or claim arising out of, or relating to this Agreement. In the event any controversy or claim cannot be resolved by agreement, we mutually agree to mediation in Baltimore, MD. If either of us do institute any action or proceeding respecting this Agreement, the prevailing party will be entitled to reasonable fees, costs and expenses of attorneys, accountants, and other professionals and consultants.

CONFIDENTIAL INFORMATION

We understand that the Company's customer lists and other technical and business information are confidential. Unless specifically authorized by the Company, both during and after termination of our relationship, we will not use such information for our benefit or the benefit of anyone other than the Company or disclose this information to anyone outside of the Company except for and in the proper course of the Company's business and its efforts to obtain replacement financing. We will always use our best efforts to keep all information confidential.

CONCLUSION

Over the years McShane Group has been highly successful in assisting companies through difficult periods. Our professionals are skilled and experienced businessmen who are prepared to deliver the services the Company requires at this time.

We trust that the foregoing is satisfactory to you. Please confirm your acceptance by dating and signing the enclosed copy of this letter where indicated, and returning it to us for our files.


We at McShane Group are looking forward to working with you to achieve success on this engagement.

Very truly yours,



J. L. Huitt, Jr.
Principal

TPM:mlm

We hereby engage McShane Group under the terms specified herein

By:___________________________________________Date_____________________

An officer of Canisco pursuant to a resolution of the Board of
Directors:



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